Exhibit 99  (a).2
JOHN HANCOCK STRATEGIC SERIES
Establishment and Designation of
Class R3 Shares, Class R4 Shares and Class R5 Shares
of Beneficial Interest of
John Hancock Strategic Income Fund
a Series of John Hancock Strategic Series
and
Amendment of Section 5.11
     The undersigned, being a majority of the Trustees of John Hancock Strategic Series, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 5.1 and 5.11 of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time (the “Declaration of Trust”), do hereby establish and designate additional classes of shares of John Hancock Strategic Income Fund (the “Fund”), effective May 7, 2009, as follows:
1.	The three classes of Shares of the Fund established and designated hereby are “Class R3 Shares,” “Class R4 Shares,” and “Class R5 Shares,” respectively.

2.	Class R3 Shares, Class R4 Shares, and Class R5 Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration of Trust.

3.	The purchase price of Class R3 Shares, of Class R4 Shares, and of Class R5 Shares, the method of determining the net asset value of Class R3 Shares, of Class R4 Shares, and of Class R5 Shares, and the relative dividend rights of holders of Class R3 Shares, of holders of Class R4 Shares, and of holders of Class R5 Shares, shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be as set forth in the Prospectus and Statement of Additional Information of the Fund included in the Trust’s Registration Statement, as amended from time to time, under the Securities Act of 1933, as amended and/or the Investment Company Act of 1940, as amended.
     The Declaration of Trust is hereby amended to the extent necessary to reflect the establishment of such additional series of Shares, effective May 7, 2009.

John Hancock Strategic Series
Establishment of Class R3, R4 and R5 Shares
John Hancock Strategic Income Fund
Amendment of Section 5.11
     The undersigned, being a majority of the Trustees of the Trust, acting pursuant to Section 8.3 of the Declaration of Trust, do hereby amend Section 5.11 thereof, effective May 7, 2009, as follows:
1.	Section 5.11 (a) shall be deleted and replaced with the following:

Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Strategic Income Fund, which consists of Class A Shares, Class B Shares, Class C Shares, Class I Shares, Class R1 Shares, Class R3 Shares, Class R4 Shares, and Class R5 Shares (the “Existing Shares”).
     Capitalized terms not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

John Hancock Strategic Series
Establishment of Class R3, R4 and R5 Shares
John Hancock Strategic Income Fund
      IN WITNESS WHEREOF, the undersigned have executed this instrument on the 7th day of May 2009.

/s/James R. Boyle James R. Boyle	/s/Patti McGill Peterson Patti McGill Peterson

/s/James F. Carlin James F. Carlin	/s/John A. Moore John A. Moore

/s/William H. Cunningham William H. Cunningham	/s/Steven R. Pruchansky Steven R. Pruchansky

/s/Deborah C. Jackson Deborah C. Jackson	/s/Gregory A. Russo Gregory A. Russo

/s/Charles L. Ladner Charles L. Ladner	/s/John G. Vrysen John G. Vrysen

/s/Stanley Martin Stanley Martin

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